----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Strothman            Wendy              |Houghton Mifflin Company                        |                                        |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  222 Berkeley Street                   |  (Voluntary)          |                        |                                        |
|                                        |                       |     February  1999     |     Executive Vice President           |
|                                        |                       |                        |     Trade & Reference Division         |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Boston                  MA    02116     |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   | 02/05/1999 | M  | V  |      1300      | A  | $24.7500|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/05/1999 | S  |    |      1300      | D  | $42.1875|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/09/1999 | M  | V  |      1700      | A  | $24.7500|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/09/1999 | S  |    |      1700      | D  | $41.1250|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/11/1999 | M  | V  |      6600      | A  | $24.7500|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/11/1999 | M  | V  |      6400      | A  | $21.3750|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/11/1999 | M  | V  |     24000      | A  | $20.8125|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/11/1999 | S  |    |      6600      | D  | $41.7500|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/11/1999 | S  |    |      6400      | D  | $41.7500|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 02/11/1999 | S  |    |     24000      | D  | $41.7500|     14566       | D  |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  4

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|Stock Opti| $24.7500|02/05| M  | V  |          |      1300|     |09/12|Common Sto|      1300|          |          |    |          |
|on        |         | 1999|    |    |          |          |     | 2000|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (02)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $24.7500|02/09| M  | V  |          |      1700|     |09/12|Common Sto|      1700|          |          |    |          |
|on        |         | 1999|    |    |          |          |     | 2000|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (02)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $24.7500|02/11| M  | V  |          |      6600|     |09/12|Common Sto|      6600|          |      2400| D  |          |
|on        |         | 1999|    |    |          |          |     | 2000|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (02)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $21.3750|02/11| M  | V  |          |      6400|     |10/23|Common Sto|      6400|          |      1600| D  |          |
|on        |         | 1999|    |    |          |          |     | 2000|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (03)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $20.8125|02/11| M  | V  |          |     24000|     |01/29|Common Sto|     24000|          |      6000| D  |          |
|on        |         | 1999|    |    |          |          |     | 2001|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (04)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $42.9375|     |    |    |          |          |     |11/30|Common Sto|     30000|          |     30000| D  |          |
|on        |         |     |    |    |          |          |     | 2008|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (05)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
      (01)  Held by the Houghton Mifflin Company 401(k) Savings Plan ("401(k) Plan").  Includes shares acquired through December 31,
             1998.
      (02)  Granted under the Houghton Mifflin Company 1995 Stock Compensation Plan in a transaction exempt under old Rule 16b-3.  C urrently exercisable as to 9,600 shares;2,400 shares will become exercisable on September 13, 1999.
      (03)  Granted under the Houghton Mifflin Company 1995 Stock Compensation Plan in a transaction exempt under old Rule 16b-3.  C urrently exercisable as to 6,400 shares 1,600 shares will become exercisable on October 24, 1999.
      (04)  Granted under the Houghton Mifflin Company 1995 Stock Compensation Plan in a transaction exempt under old Rule 16b-3.  C urrently exercisable as to 24,000 shares6,000 shares will become exercisable on January 30, 2000.
      (05)  All shares will become exercisable on February 15, 2001, provided that the Committee administering the Houghton Mifflin
            Company 1998 Stock Compensation Plan    determines on or prior to that date that the Company has attained stated financi

**Intentional misstatements or omissions of facts constitute Federal                     /s/Wendy Strothman              03/09/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                           Strothman, Wendy                         Houghton Mifflin Company                 FEB-1999 PAGE:  2 OF  4

----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Strothman            Wendy              |Houghton Mifflin Company                        |                                        |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  222 Berkeley Street                   |  (Voluntary)          |                        |                                        |
|                                        |                       |     February  1999     |     Executive Vice President           |
|                                        |                       |                        |     Trade & Reference Division         |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Boston                  MA    02116     |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   |            |    |    |                |    |   $.0000|       990.871   | I  |401(k) Plan         |
|                               |            |    |    |                |    |         |                 |(01)|                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  3 OF  4

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
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|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
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|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
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------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
cont. (05)  al goals by December 31, 2000; otherwise, 10,000 shares will become exercisable on each of December 1, 2002; December 1,
             2003, and December 1, 2004.









**Intentional misstatements or omissions of facts constitute Federal                     /s/Wendy Strothman              03/09/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                           Strothman, Wendy                         Houghton Mifflin Company                 FEB-1999 PAGE:  4 OF  4